UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 10, 2022
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NETFLIX, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-35727	77-0467272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Winchester Circle, Los Gatos, California		95032
(Address of principal executive offices)		(Zip Code)

(408) 540-3700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	NFLX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2022, Netflix, Inc. (the “Company”) appointed Ken Barker, age 55, as the Company’s Principal Accounting Officer, effective June 27, 2022. Mr. Barker is assuming the role of Principal Accounting Officer from Spencer Neumann, who continues to serve as the Company’s Chief Financial Officer and Principal Financial Officer. Mr. Barker will report to Mr. Neumann.

Starting June 27, 2022, Mr. Barker will serve as the Company’s VP, Chief Accounting Officer. From June 2003 to June 2022, Mr. Barker served in various roles at Electronic Arts, Inc., most recently as Senior Vice President Finance from August 2021, and Senior Vice President, Chief Accounting Officer from June 2003 to August 2021. Prior to joining Electronic Arts, Mr. Barker was at Sun Microsystems, Inc., as its Vice President, Corporate Controller, and at Deloitte & Touche LLP as an audit partner. Mr. Barker serves on the Board of Directors of AbilityPath, a non-profit organization, and on the Accounting Advisory Board for the University of Notre Dame. Mr. Barker holds a B.A. in Accounting from the University of Notre Dame.

In connection with his appointment, Mr. Barker will receive an annual base salary of $2,400,000 and a $600,000 annual stock option allowance pursuant to the Company's stock option program. The Company's stock option program allows eligible employees to allocate any amount of the allocatable compensation to receive in the form of stock options. The number of options to be granted each month is determined by the following formula: (annual stock option allocation ÷ 12) / ([Fair Market Value on the date of grant] * 0.40). Each monthly grant shall be made on the first trading day of the month, shall be fully vested upon grant and shall be exercisable at a strike price equal to the Fair Market Value (as defined in the Company’s 2020 Stock Plan) on the date of grant. The options will be subject to the terms and conditions of the Company’s 2020 Stock Plan and will be administered on a non-discretionary basis without further action by the Board of Directors or the compensation committee of the Board of Directors (the "Committee"), provided that only the Board of Directors or the Committee may change the amount or terms of future grants. These stock options are fully vested upon grant and can generally be exercised up to 10 years following the date of grant, regardless of employment status. Mr. Barker is also eligible to receive additional compensation in the form of life insurance and participation in the Company's 401(k) Retirement Savings Plan and to defray health insurance costs.

Mr. Barker will also be a beneficiary of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan. Pursuant to this plan each employee of the Company at the level of Vice President or higher ("Covered Executive") is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to 12 months of allocatable compensation, or, for newly hired Covered Executives only, a cash payment equal to 36 months of allocatable compensation, which is reduced by an amount equal to one month of allocatable compensation for each month of tenure at the Company for the first 24 months of continuous employment following hire by the Company, such that the minimum benefit for such newly hired Covered Executives is the cash equivalent of 12 months of allocatable compensation. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

In lieu of the severance benefit, employees covered by the plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to 12 months of allocatable compensation regardless of whether their employment terminates. See the Company’s Amended and Restated Executive Severance and Retention Incentive Plan attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2021.

As it does with all directors and officers, the Company has entered into an indemnification agreement with Mr. Barker. The indemnification agreement requires the Company to indemnify Mr. Barker, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company. See the Company’s Form of Indemnification Agreement filed with the Securities and Exchange Commission on March 20, 2002 as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A.

There is no arrangement or understanding between Mr. Barker and any other person pursuant to which Mr. Barker is to be selected as an officer of Netflix that would require disclosure under Item 401(b) of Regulation S-K. Additionally there is no family relationship between Mr. Barker and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Barker is also not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.
Date:	June 13, 2022
/s/ David Hyman
David Hyman
Chief Legal Officer and Secretary